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Exhibit Number 99.1

Investor Contact:	W. Larry Cash Executive Vice President and Chief Financial Officer (615) 373-9600
Media Contact:	Paula Lovell (Tennessee) Lovell Communications (615) 297-7766

COMMUNITY HEALTH SYSTEMS ANNOUNCES FIVE MILLION SHARE
OPEN MARKET SHARE REPURCHASE

        BRENTWOOD, Tenn. (January 23, 2003)—Community Health Systems, Inc. (NYSE: CYH) today announced its Board of Directors has approved an open market share repurchase program of up to five million (5,000,000) shares of the Company's Common Stock. The open market repurchase program will commence immediately and will conclude at the earlier of three years or when all shares have been repurchased. The Company had approximately 98.5 million shares outstanding as of November 4, 2002.

        "We believe our stock represents an attractive investment as it is currently undervalued and under appreciated in this environment," said Wayne T. Smith, chairman, president, and chief executive officer of Community Health Systems, Inc. "Even with this buyback, the Company will still have sufficient liquidity and capital available to continue its proven strategy of operating and acquiring non-urban hospitals. This reflects our continued confidence in Community Health Systems' business model and future performance."

        For the most recent quarter ended September 30, 2002, net revenue was $553 million, a year-over-year increase of almost 33 percent, with fully diluted earnings per share of $0.25. Since January 2002, the Company has acquired of a total of 13 hospitals: a seven-facility system in west Tennessee as well as facilities located in Illinois, Arkansas, West Virginia, Pennsylvania, New Jersey, and Florida. The Company has also executed a definitive agreement to acquire Southside Regional Medical Center in Petersburg, Virginia. "We continue to be the acquiror of choice in non-urban markets. We plan to continue this acquisition effort in 2003," said Smith.

        Located in the Nashville, Tennessee, suburb of Brentwood, Community Health Systems is a leading operator of general acute care hospitals in non-urban communities throughout the country. Through its subsidiaries, the Company currently owns, leases or operates 70 hospitals in 22 states. Community Health Systems' hospitals offer a broad range of inpatient and outpatient medical and surgical services. Shares in Community Health Systems, Inc. are traded on the New York Stock Exchange under the symbol "CYH."

        Statements contained in this news release are forward-looking statements that involve risks and uncertainties. Actual future events or results may differ materially from these statements. Readers are referred to the documents filed by Community Health Systems, Inc. with the Securities and Exchange Commission, specifically the most recent filings which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including execution of our growth, acquisition, and business strategies. These and other applicable risks are summarized under the caption "risk factors" in the Company's Securities and Exchange Commission filings.

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  Exhibit Number 99.1
COMMUNITY HEALTH SYSTEMS ANNOUNCES FIVE MILLION SHARE OPEN MARKET SHARE REPURCHASE